Exhibit 4.22

EXECUTION VERSION

2016 NEW TERM LOAN JOINDER AGREEMENT

(TRANCHE F LOANS)

This 2016 New Term Loan Joinder Agreement (this “Agreement”) dated as of September 22, 2016 to the Credit Agreement referenced below is by and among the Tranche F Lenders, the Borrowers and the Administrative Agent (each as defined below) under the Credit Agreement referenced below.

RECITALS:

Reference is made to the Credit Agreement dated as of December 7, 2015 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NXP B.V., with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP Funding LLC, a Delaware limited liability company (the “Co-Borrower” and, together with the Company, the “Borrowers”), the lending institutions from time to time parties thereto, Credit Suisse AG, as Administrative Agent (in such capacity, the “Administrative Agent”) and Morgan Stanley Senior Funding, Inc., as Collateral Agent.

Pursuant to Section 2.14 of the Credit Agreement, the Company has requested that the New Term Loan Lenders listed on Schedule 1.1(c) hereto (each, a “Tranche F Lender” and collectively, the “Tranche F Lenders”) provide and/or convert Tranche B Loans into New Term Loans under the Credit Agreement (the “Tranche F Loans”) in an aggregate principal amount of $1,439,641,875, including, in the case of certain New Term Loan Lenders who are currently Lenders with respect to Tranche B Loans under the Credit Agreement (each, a “Converting Lender”), by converting all or if otherwise specified by the Administrative Agent, a portion of their outstanding Tranche B Loans into Tranche F Loans (each such Tranche B Loan, a “Converting Tranche B Loan”) in the same aggregate principal amount as such Tranche B Lender’s Tranche B Loan (or lesser amount as may be specified by the Administrative Agent) simultaneously with the making of other Tranche F Loans hereunder.

The Tranche F Lenders are willing to make available to the Borrowers Tranche F Loans on the terms and subject to the conditions set forth herein. The proceeds of the Tranche F Loans will be used, together with cash-on-hand, to (i) voluntarily prepay, substantially simultaneously with the issuance of such Tranche F Loans, all Tranche B Loans (other than Cashless Converting Loans (as defined below), with respect to which each related Lender has waived its right to receive such prepayment as provided herein) and (ii) pay, in connection therewith, all accrued and unpaid interest on all Tranche B Loans to the Tranche F Funding Date (as defined below).

Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. The interpretive provisions set forth in Section 1.2 of the Credit Agreement apply to this Agreement.

SECTION 2. Tranche F Loans.

(a)    Each Tranche F Lender hereby agrees, on the terms and subject to the conditions set forth herein and in the Credit Agreement to make (or, in the case of each Converting Lender, convert its Converting Tranche B Loan to) a Tranche F Loan to the Borrowers on the Tranche F Funding Date (as defined below) in a principal amount not to exceed the amount set forth opposite such Tranche F Lender’s name on Schedule 1.1(c) as such Tranche F Lender’s “Tranche F Commitment” (with respect to each Tranche F Lender, the “Tranche F Commitment”).

(b)    The Tranche F Loans shall be designated as a new Tranche under the Credit Agreement, with terms and provisions identical to the Tranche B Loans, except as set forth below:

(i)    The Tranche F Commitments shall terminate on the funding thereof on the Tranche F Funding Date (as defined below).

(ii)    Any ABR Loan which is a Tranche F Loan shall have an Applicable ABR Margin of 1.50% per annum.

(iii)    Any LIBOR Loan which is a Tranche F Loan shall have an Applicable LIBOR Margin of 2.50% per annum.

(iv)    The Borrowers shall, jointly and severally, repay to the Administrative Agent after the Tranche F Funding Date, for the benefit of the Tranche F Lenders, on March 31, June 30, September 30 and December 31 after the date hereof, beginning with December 31, 2016 (or, in each case, if not a Business Day, the immediately preceding Business Day) (each, a “Tranche F Loan Repayment Date”), a principal amount in respect of the then-outstanding Tranche F Loans equal to (x) 0.25% multiplied by (y) the outstanding principal amount of Tranche F Loans on the Tranche F Funding Date (a “Tranche F Loan Repayment Amount”):

Notwithstanding anything to the contrary contained herein, all outstanding principal amounts of the Tranche F Loans, including interest payable thereon, shall be due and payable on December 7, 2020 (or, if not a Business Day, the immediately preceding Business Day) (the “Tranche F Maturity Date”).

(v)    Any prepayment of the Tranche F Loans in connection with a Repricing Transaction or any amendment to the Credit Agreement resulting in a Repricing Transaction shall be made at 100% of the principal amount thereof and accrued interest to the date of payment plus, if such prepayment occurs prior to the six-month anniversary of the Tranche F Funding Date, a prepayment premium equal to 1.00% of the principal amount so prepaid.

SECTION 3. Amendments to Credit Agreement. The Credit Agreement is amended as follows in accordance with Section 2.14(d) thereof.

(a)    Section 1.1 of the Credit Agreement is amended by adding the following defined term:

“Tranche F Loans” shall mean the “Tranche F Loans” as defined in, and made and/or converted in accordance with, the 2016 New Term Loan Joinder Agreement dated as of September 22, 2016 among the Borrowers, the Tranche F Lenders party thereto, and the Administrative Agent.

(b)    The following definitions in Section 1.1 of the Credit Agreement are amended and restated to read in their entirety (or, in the case of LIBOR Rate, solely to replace the first sentence thereof) as follows:

“Applicable ABR Margin” shall mean (x) 2.00% with respect to any Tranche B Loans and (y) 1.50% with respect to any Tranche F Loan. Notwithstanding the foregoing, (a) the Applicable ABR Margin in respect of any Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable ABR Margin in respect of any New Term Loans shall be the applicable percentages per annum set forth the relevant New Term Loan Joinder Agreement, (c) the Applicable ABR Margin in respect of any Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement and (d) the Applicable ABR Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“Applicable LIBOR Margin” shall mean (x) 3.00% with respect to any Tranche B Loan and (y) 2.50% with respect to any Tranche F Loan. Notwithstanding the foregoing, (a) the Applicable LIBOR Margin in respect of any Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable LIBOR Margin in respect of any New Term Loans shall be the applicable percentages per annum set forth in the relevant New Term Loan Joinder Agreement, (c) the Applicable LIBOR Margin in respect of any Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement and (d) the Applicable LIBOR Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“LIBOR Rate” shall mean. for any Interest Period with respect to a LIBOR Loan, (a) the rate per annum equal to the offered rate administered by ICE Benchmark Administration (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, on the applicable Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBOR Rate ” shall be the Interpolated Rate, for a period equal in length to the Interest Period of the Loan; provided further that, notwithstanding the foregoing, if the LIBOR Rate as determined pursuant to the foregoing provisions would otherwise be less than zero, the LIBOR Rate shall be deemed to be zero for purposes of this Agreement; provided further that, notwithstanding the foregoing, in no event shall the LIBOR Rate applicable to the Tranche B Loans made on the Closing Date at any time be less than 0.75% per annum;

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Tranche B Loans or Tranche F Loans, as applicable, with the incurrence by any Borrower or any Restricted Subsidiary of any Indebtedness consisting of broadly syndicated term loans having an Effective Yield that is less than the Effective Yield of such Tranche B Loans or Tranche F Loans, as applicable, so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment, amendment or restatement or other modifications to this Agreement relating to the interest rate for, or weighted average yield of, such Tranche B Loans or Tranche F Loans or the incurrence of any Replacement Term Loans, in each case the primary purpose (as determined by the Borrowers in good faith) of which is to reduce such Effective Yield and other than in connection with a Change of Control, Initial Public Offering or Transformative Acquisition.

“Tranche” shall mean, in relation to any Loan, whether such Loan is a Tranche B Loan, Tranche F Loan or an additional tranche (as contemplated by and designated pursuant to Section 2.14).

(c)    Schedule 1.1(d) to this Agreement is added as a new Schedule 1.1(d) to the Credit Agreement.

(d)    Section 5.1 of the Credit Agreement is amended as follows:

(i) in the first parenthetical of clause (b) of Section 5.1, the words “or Tranche F Loans” are added immediately after the words “New Term Loans”; and

(ii) the following paragraph is added at the end Section 5.1:

(c) In the event that, on or prior to the date falling six months after the Closing Date, the Borrowers (i) make a voluntary prepayment of the Tranche F Loans in connection with a Repricing Transaction or (ii) effects any amendment to this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent (x) in the case of clause (i) a prepayment premium of 1.00% of the principal amount of the Tranche F Loans being prepaid in connection with the Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable Tranche F Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction; provided that, for the avoidance of doubt, in the case of the exercise by the Company of its rights under Section 13.8(b) in connection with a Repricing Transaction effected through an amendment, the prepayment premium described in the immediately preceding clause (ii) shall be payable to any Lender replaced pursuant to Section 13.8(b) in respect of the Tranche F Loans assigned pursuant to Section 13.8(b) immediately prior to such Repricing Transaction.

SECTION 4. Representations And Warranties. Each Borrower represents and warrants that as of the Tranche F Effective Date:

(a)    no Default or Event of Default shall have occurred and be continuing; and

(b)    all representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Tranche F Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of said earlier date.

SECTION 5. Conditions Precedent to the Tranche F Effective Date. This Agreement shall become effective as of the first date (the “Tranche F Effective Date”) when each of the following conditions shall have been satisfied:

(a)    New Term Loan Joinder Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized signatory of each Borrower, each Tranche F Lender and the Administrative Agent;

(b)    Solvency. The Administrative Agent shall have received a certificate from an Authorized Officer of the Company in a form reasonably satisfactory to the Administrative Agent demonstrating that, as of the Tranche F Effective Date, (A) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis, respectively; (B) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Tranche F Funding Date and (ii) each Credit Party (A) has not ceased, and does not expect that it will cease, making payments on its liabilities when due and (B) can, and expects that it can, obtain credit in the ordinary course of business;

(c)    Closing Certificates. The Administrative Agent shall have received a certificate of each Original Credit Party, dated the Tranche F Effective Date, substantially in the form of Exhibit C-1 to the Credit Agreement, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Original Credit Party (or where customary in the relevant jurisdiction, executed by a director of such Original Credit Party), and, if applicable, attaching the documents referred to in clauses (d), (e) and (g) below;

(d)    Corporate Proceedings of Each Original Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors and, to the extent required under applicable Law or the organizational documents of any Original Credit Party, the shareholders of each Original Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrowers, the Tranche F Loans contemplated hereunder;

(e)    Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation, by-laws (or equivalent organizational documents) and, to the extent available in the relevant jurisdiction, an extract of the trade register of each Original Credit Party or certification that such corporate documents delivered on the Tranche F Effective Date are currently in full force and effect and no action has been taken to alter, amend, revise, supplement, modify, revoke or rescind such corporate documents since the Closing Date;

(f)    Know Your Customer. Each Tranche F Lender shall have received, at least two Business Days prior to the Tranche F Effective Date, all documentation and other information about the Borrowers and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent at least five Business Days prior to the Tranche F Funding Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.; and

(g)    Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct.

SECTION 6. Conditions Precedent to the Tranche F Funding Date. The obligation of each Tranche F Lender to make a Tranche F Loan to the Borrowers on the date specified as the “Date of Borrowing” in the Notice of Borrowing delivered pursuant to clause (b) of this Section 6 (which date shall be during the period beginning on the Tranche F Effective Date to and including September 22, 2016) (the “Tranche F Funding Date”) is subject the satisfaction (or waiver) of the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties set forth in Section 4 above shall be true and correct, before and after giving effect to the Tranche F Loans, with the same effect as if each reference to “Tranche F Effective Date” in Section 4 above were replaced with “Tranche F Funding Date”;

(b)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in respect of the Tranche F Loans in writing meeting the requirements of Section 2.3 of the Credit Agreement;

(c)    Fees. The Administrative Agent shall have received evidence that the fees in the amounts (and at the times) previously agreed in writing by the Administrative Agent to be received on or prior to the Tranche F Funding Date as well as fees included in Section 2 of the Engagement Letter (defined below) and all reasonable and documented out of pocket expenses for which the Borrowers are responsible and in relation to which invoices have been presented prior to the Tranche F Funding Date shall be paid on or by such date, and the Company and its Subsidiaries that are party thereto shall have complied in all material respects with all of the other terms of the engagement letter dated September 9, 2016 (the “Engagement Letter”, which Engagement Letter shall not have been terminated by the Borrowers) between Deutsche Bank Securities Inc. and the Company to be complied with on or before the Tranche F Funding Date;

(d)    Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) special New York and Delaware counsel to the Borrowers reasonably satisfactory to the Administrative Agent and (ii) special Dutch counsel to the Borrowers reasonably satisfactory to the Administrative Agent, in each case in substantially the same form and substance as provided under and in connection with the Credit Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and, in each case, to the extent applicable to entities that are Original Credit Parties. Each Borrower, for itself and on behalf of the other Original Credit Parties, and the Administrative Agent hereby instruct counsel to deliver such legal opinions;

(e)    Collateral Agency Agreement. The Administrative Agent shall have received any required accession, certifications and supplements to the Collateral Agency Agreement, executed and delivered by a duly authorized signatory of each party thereto.

(f)    Prepayment of Tranche B Loans. The Administrative Agent shall receive, simultaneously with such funding, funds sufficient to (i) prepay in full the principal amount of all Tranche B Loans (other than Tranche B Loans that are being converted to (or that are deemed repaid or “cashless rolled” in exchange for) Tranche F Loans pursuant to this Agreement) and (ii) pay, in connection therewith, all accrued and unpaid interest on all Tranche B Loans to the Tranche F Funding Date.

The acceptance of the benefits of the Tranche F Loans shall constitute a representation and warranty by each Credit Party that all the applicable conditions specified above exist as of that time.

SECTION 7. Further Covenants.

Without limitation of any covenant or undertaking in the Credit Agreement, each of the Borrowers hereby agrees as follows:

(a)    Not later than 60 days after the Tranche F Funding Date (or such longer period as the Administrative Agent may agree in writing in its sole discretion), the Administrative Agent shall have received counterparts of an Acknowledgement substantially in the form of Exhibit A to this Agreement (with such amendments thereto as may be agreed by counsel to the relevant Guarantor and counsel to the Administrative Agent), duly executed by each Guarantor (other than the Borrowers).

(b)    Subject to the Agreed Security Principles, as soon as is reasonably practicable following the Tranche F Funding Date and in any event within 60 days thereafter (or such longer period as the Administrative Agent may agree in writing in its sole discretion), the Collateral Agent shall have received (A) to the extent that the Collateral Agent has reasonably determined (based on the advice of counsel in each Relevant Jurisdiction) that the Security Documents that secure Tranche F Obligations may continue in force and effect in such Relevant Jurisdiction confirmation that such

Security Documents remain in full force and effect and (B) to the extent that the Collateral Agent has reasonably determined (based on the advice of counsel in each Relevant Jurisdiction) that amendments or replacements of the Security Documents that secure such Tranche F Obligations as of the Tranche F Funding Date are required in order to ensure that such obligations under the Credit Agreement and the Guarantors under the Guaranty are secured by Collateral in the Relevant Jurisdictions, then copies of each such required amended or replaced agreement, executed and delivered by a duly authorized signatory of each party thereto.

(c)    Subject to the Agreed Security Principles, if at any time after the Tranche F Funding Date the Borrowers or other Obligors shall incur any Secured Obligations and shall take any Additional Collateral Actions for the benefit of such Secured Obligations, the Obligors shall simultaneously with taking such Additional Collateral Actions for the benefit of such other Secured Obligations, take such Additional Collateral Actions as well for the ratable benefit of the Tranche F Obligations.

The parties hereto agree that any failure to perform the undertakings in this Section 7 on the terms provided herein shall constitute an Event of Default under the Credit Agreement if such failure continues for 30 days after notice thereof by the Administrative Agent on behalf of the Lenders or the Required Lenders.

SECTION 8. Certain Consequences Of Effectiveness.

(a)    Except as expressly set forth herein, all terms, conditions, covenants, representations and warranties contained in the Credit Agreement and the other Credit Documents and all rights of the Agents and the Lenders and all obligations of the Credit Parties, shall remain in full force and effect. Each Borrower hereby confirms that the Credit Agreement and the other Credit Documents are in full force and effect. Without limiting the foregoing and subject to confirmation of the satisfaction of the conditions subsequent set forth in Section 7 above by the Administrative Agent and the Collateral Agent, each Borrower hereby confirms that the Guaranty and the Security Documents to which it is a party, the guarantees by each Borrower set forth therein and all of the Collateral described therein (to the extent required by Section 7 above, with respect to the Tranche F Obligations) do, and shall continue to, guarantee and secure the payment of all of the Obligations and Secured Obligations (as applicable and, in each case, as defined and subject to the limitations set forth therein and subject to Debtor Relief Laws and to general principles of equity) including, on and after the Tranche F Funding Date (and subject to the limitations and timing referred to above), the Tranche F Obligations.

(b)    For all purposes of the Credit Agreement and all other Credit Documents, (i) this Agreement shall constitute a New Term Loan Joinder Agreement and a Credit Document, (ii) the Tranche F Commitments shall constitute New Term Loan Commitments and Commitments, (iii) the Tranche F Lenders shall constitute New Term Loan Lenders and Lenders, (iv) the Tranche F Loan Repayment Amount shall constitute a Loan Repayment Amount, (v) the Tranche F Loan Repayment Date shall constitute New Term Loan Repayment Amount and a Loan Repayment Date, (vi) the Tranche F Maturity Date shall constitute a New Term Loan Maturity Date and a Maturity Date, (vii) the Tranche F Funding Date shall constitute an Increased Amount Date and (viii) the Tranche F Loans shall constitute New Term Loans and Loans.

(c)    Notwithstanding anything in the Credit Agreement to the contrary, (i) the Loans funded on the Tranche F Funding Date shall be funded as LIBOR Loans with an initial Interest Period ending on December 31, 2016 and (ii) each Tranche F Lender that was a Tranche B Lender immediately prior to the effectiveness hereof hereby waives any claim for the payment of any breakage loss or expense under Section 2.11 of the Credit Agreement in connection with the repayment or conversion of its Tranche B Loans on the Tranche F Funding Date.

(d)    Each undersigned Tranche F Lender hereby consents to (i) its respective allocation of the applicable Loans and Commitments after giving effect to this Agreement and the transactions contemplated herein (as well as in any Assignment and Acceptance entered into by such Lender pursuant to Section 13.7 of the Credit Agreement required to effect such allocation) on the Tranche F Funding Date as set forth in the Register (as such respective allocation has been indicated by the Administrative Agent to such Tranche F Lender on or prior to the Tranche F Funding Date) and (ii) any non-pro rata treatment of payments to the Lenders by the Borrowers resulting from the payments described in this Section 8(d), notwithstanding anything to the contrary in the Credit Agreement.

(e)    Each Converting Lender that executes and delivers a consent to this Agreement (a “Consent”) electing the “Consent and Cashless Roll Option” shall be deemed to agree, upon the effectiveness of the Agreement on the Tranche F Signing Date that (i) all (or such lesser amount as Deutsche Bank Securities Inc. (“Deutsche Bank”) may allocate to such Lender) of its existing Loans and Commitments shall constitute Loans and Commitments, as applicable, under the Credit Agreement (each such Loan, to such extent, a “Cashless Converting Loan”) and (ii) it waives any right to receive its share of the cash prepayment of Tranche B Loans referred to herein, solely to the extent to such Cashless Converting Loans.

(f)    Each existing Tranche B Lender that executes and delivers a Consent electing the “Consent and Assignment Option” shall be repaid in full on the Tranche F Funding Date, including for all accrued and unpaid interest, fees, expenses and other compensation owed to such Lender and due and payable by the Borrower pursuant to the Credit Agreement and this Agreement. Each such Lender agrees that it shall be deemed to have executed an Assignment and Acceptance pursuant to Section 13.7 of the Credit Agreement on the Tranche F Funding Date and assumed an amount equal to the principal amount of such repayment (or such lesser amount as Deutsche Bank may allocate to such Lender).

SECTION 9. Tranche F Effective Date. This Agreement shall become legally binding on the parties hereto and shall become effective as a New Term Loan Joinder Agreement to the Credit Agreement on the Tranche F Effective Date.

SECTION 10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 12. Waivers Of Jury Trial. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH TRANCHE F LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13. Costs And Expenses. For the avoidance of doubt, Section 13.6 of the Credit Agreement shall apply to the payment of costs and expenses incurred in connection with this Agreement and any other documents prepared in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NXP B.V.

By:	/s/ Jean Schreurs
Name:	Jean Schreurs
Title:	Authorized Signatory

NXP FUNDING LLC

By:	/s/ Jean Schreurs
Name:	Jean Schreurs
Title:	Director

[Signature Page to NXP New Term Loan Joinder Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

[Signature Page to NXP New Term Loan Joinder Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Tranche F Lender

By:	/s/ Nicholas Hager
Name:	Nicholas Hager
Title:	Managing Director

By:	/s/ Ian Dorrington
Name:	Ian Dorrington
Title:	Managing Director

[Signature Page to NXP New Term Loan Joinder Agreement]

SCHEDULE 1.1(c)

TRANCHE F COMMITMENTS

(AS OF THE TRANCHE F EFFECTIVE DATE)

On file with the Administrative Agent.

EXHIBIT A

Guarantor Acknowledgement

ACKNOWLEDGEMENT

Reference is made to the 2016 New Term Loan Joinder Agreement (the “Agreement”) dated September 22, 2016 relating to the Credit Agreement dated as of December 7, 2015 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NXP B.V., with its corporate seat in Eindhoven, the Netherlands (the “Company”), NXP Funding LLC (the “Co-Borrower” and, together with the Company, the “Borrowers”), the lending institutions from time to time parties thereto, Credit Suisse AG, as Administrative Agent (in such capacity, the “Administrative Agent”) and Morgan Stanley Senior Funding, Inc. as Collateral Agent. Unless otherwise specifically defined herein, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Credit Agreement or the Agreement.

Each of the undersigned hereby consents to the foregoing Agreement, including without limitation the extension of the Tranche F Loans referred to therein, and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Agreement, each Credit Document to which it is party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, each reference in any Credit Document to the Credit Agreement, “thereof”, “thereunder”, “therein” and “thereby” and each other similar reference to the Credit Agreement contained therein shall, on and after the Tranche F Funding Date, refer to the Credit Agreement as amended by the Agreement and (b) the Guaranty and the Security Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, guarantee and secure the payment of all of the Obligations and the Secured Obligations (as applicable and, in each case, as defined and subject to the limitations set forth therein and in the Agreement) which shall include, on and after the Tranche F Funding Date, the obligations in respect of the Tranche F Loans.

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgement to be duly executed as of the date first above written.

[GUARANTORS]

By:
Name:
Title: